February 25, 1998
The Board of Directors
Newport News Shipbuilding Inc.
4101 Washington Avenue
Newport News, Virginia 23607

                         Newport News Shipbuilding Inc.
                       Registration Statement on Form S-3

Gentlemen:

        As General Counsel of Newport News Shipbuilding Inc., a Delaware corporation (the "Company"), I have acted as counsel to the Company in connection with its Registration Statement on Form S-3 as filed with the Securities and Exchange Commission on the date hereof (the "Registration Statement"), with respect to 481,531 shares of the Company's Common Stock, $.01 par value per share, (the "Shares"), that are proposed to be offered and sold as described in the Registration Statement. The Shares include Preferred Stock Purchase Rights which, prior to the occurrence of certain events, will not be exercisable or evidenced separately from the certificates representing the Shares.

        In rendering this opinion, I have relied upon, among other things, my examination of such records of the Company and certificates of its officers and of public officials as I have deemed necessary.

        Based upon the foregoing and the further qualifications stated below, I am of the opinion that:

        1. The Company is duly incorporated, validly existing and in good standing under the laws of the State of Delaware; and

        2. The 481,531 Shares covered by the Registration Statement have been duly authorized and are legally issued, fully paid and non-assessable.

        I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the statement made in reference to me under the caption "Legal Matters" in the Registration Statement.

                                                   Very truly yours,